UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2015

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission

File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

303 Wyman Street, Suite 300, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on March 31, 2015, BG Medicine, Inc. (“we”) filed for 510(k) premarket notification with the U.S. Food and Drug Administration (FDA) in order to obtain regulatory clearance to market our micro-titer formatted (manual version) BGM Galectin-3 Test for a potential new indication for use as an aid in the assessment of the near-term risk of fatal cardiovascular events in older adults who have no prior history of coronary heart disease, cerebrovascular disease or vascular disease. In August 2015, we received a request for additional information from the FDA, including information regarding the intended use of our test for this new indication, our clinical validation study and additional statistical analyses. We submitted our response to the FDA in November 2015. On December 17, 2015, we conducted a follow up discussion with the FDA regarding our November 2015 response. On December 18, 2015, following that additional dialogue with the FDA, we concluded that demonstrating the clinical utility of our test for this proposed new indication would require a broadening of the defined indication to include aiding in the assessment of the near-term risk of both fatal and non-fatal cardiovascular events in our study population and, as a result, a new 510(k) submission. Accordingly, we submitted to the FDA a notice of withdrawal of the 510(k) notification that we submitted on March 31, 2015. We plan to evaluate what additional data, studies and analyses would be required to support a new submission and a broader indication for use.

We continue to believe that the clinical and commercial value of testing for galectin-3 may extend beyond its current indication for use and, subject to obtaining significant additional financing to support the clinical studies required for clearance, or approval, by regulatory bodies, such as the FDA, we expect to continue to evaluate new indications for use and clinical claims that may expand the clinical utility and market opportunity for galectin-3 testing.

A copy of the press release announcing the withdrawal is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated December 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: December 23, 2015	/s/ Stephen P. Hall
Stephen P. Hall Executive Vice President & Chief Financial Officer